Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements (Form S-3 No. 333-205614 and Form S-3 No. 333-206402) of IDI, Inc.,

(2)	Registration Statement (Form S-8 No. 333-177025) pertaining to the SearchMedia Holdings Limited Amended and Restated 2008 Share Incentive Plan,

(3)	Registration Statements (Form S-8 No. 333-188739 and Form S-8 No. 333-194952) pertaining to the Tiger Media, Inc. Amended and Restated 2008 Share Incentive Plan,

(4)	Registration Statement (Form S-8 No. 333-206403) pertaining to the IDI, Inc. 2015 Stock Incentive Plan;

of our report dated June 24, 2014, with respect to the consolidated financial statements of Fluent, Inc. and subsidiaries included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

New York, New York

December 2, 2015